STOCKHOLDERS AGREEMENT


                  STOCKHOLDERS AGREEMENT, dated as of March 12, 1998 (this "Agreement"), among MedCath Holdings, Inc., a Delaware corporation ("Parent"), MCTH Acquisition, Inc., a North Carolina corporation and a wholly owned subsidiary of Parent ("Sub"), and the several stockholders of MedCath Incorporated, a North Carolina corporation ("MedCath"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                                    RECITALS

                  Parent, Sub and MedCath propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof) providing for the merger of Sub with and into MedCath (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

                  As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of MedCath Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of MedCath Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares").

                  As an inducement and a condition to entering into the Merger Agreement, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

                  The Stockholders, Parent and Sub desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                  1. Agreement to Vote. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 6, at any meeting of the holders of MedCath Common Stock, however called, or in connection with any written consent of the holders of MedCath Common Stock, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (i) in favor of adoption and approval of the Merger Agreement and the

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Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and (ii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving MedCath or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of MedCath or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of MedCath or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of MedCath; (2) any material amendment of MedCath's Articles of Incorporation or By-laws; or (3) any other action involving MedCath or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing (A) the ability of MedCath to consummate the Merger or (B) the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote in any manner inconsistent herewith.

                  2. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Sub as of the date hereof in respect of itself as follows:

                  (a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by it of the trans actions contemplated hereby nor compliance by it with any of the provisions hereof will (i) require any filing with, or permit, authorization, consent or approval of, any Gov ernmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of such

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         Stockholder to consummate the transactions contemplated hereby), (ii)
         result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Stockholder is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.

                  (c) Shares. Such Stockholder's Existing Shares are, and its Shares at the Effective Time will be, owned beneficially and of record by such Stockholder. Such Stockholder's Existing Shares constitute all of the shares of MedCath Common Stock owned of record or beneficially by such Stockholder. All of such Stockholder's Existing Shares are issued and outstanding. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of such Stockholder's Shares on the Closing, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to its Existing Shares and at all times during the term hereof and on the Closing Date will have good and valid title to its Shares, free and clear of all liens, claims, security interests or other charges or encumbrances.

                  (d) No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                  3. Representations and Warranties of Parent. Parent
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and Sub hereby represent and warrant to each Stockholder as of the date hereof as follows:

                  (a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by their respective boards of directors, and no other corporate action or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub of this Agreement, and the consummation by Parent or Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes valid and binding obligations of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, any applicable state takeover laws and applicable state insurance laws and regulations, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby nor compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity,
         (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which it

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         or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets.

                  4. Further Agreements of Stockholders. (a) Each Stockholder, severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with MedCath or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, or any Shares acquired after the date hereof, or any interest in any of the foregoing, except to Parent; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the foregoing, except to Parent or Sub; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing such Stockholder's obligations under this Agreement.

                  (b) Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                  (c) Each Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that MedCath register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in MedCath Common Stock by reason of any stock dividend or distribution, or any change in MedCath Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Each Stockholder shall be entitled to receive any cash dividend paid by MedCath during the term of this Agreement until the Shares are cancelled in the Merger.

                  (d) Each Stockholder, severally and not jointly, shall not, nor shall it authorize or permit any investment banker, attorney or other advisor or representative of, such Stockholder to, directly or indirectly, except as expressly permitted pursuant to the Merger Agreement (a) take any action to solicit, initiate or, knowingly encourage any Acquisition Proposal, or
(b) participate in any discussions or negotiations with or encourage any effort or attempt by any other person or entity or take any

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other action to facilitate an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, each Stockholder, severally and jointly, shall promptly and within not more than 12 hours advise Parent orally and in writing of the receipt by it (or any of the other entities or person referred to above) of any Acquisition Proposal, or any inquiry which is likely to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Each Stockholder will keep Parent fully informed of the status and details of any such Acquisition Proposal or inquiry.

                  5. Further Assurances. From time to time prior to the Closing, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  6. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the Effective Time and (b) termination of the Merger Agreement pursuant to Article 7 thereof. Nothing in this Section 6 shall relieve any party of liability for breach of this Agreement.

                  7. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  8. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

                  9. Several Obligations. The representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint.

                  10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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                  (a)         If to Parent or Sub:

                              c/o Kohlberg Kravis Roberts & Co.
                              2800 Sand Hill Road, Suite 200
                              Menlo Park, California 94025
                              Attention: Edward A. Gilhuly
                              Facsimile No.: (415) 233-6561

                              and

                              c/o Welsh, Carson, Anderson & Stowe VII, L.P. 320 Park Avenue
                              Suite 2500
                              New York, New York 10022-6815
                              Attention:  Paul B. Queally
                              Facsimile No.:

                              with copies to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, New York 10017
                              Attention: Gary I. Horowitz
                              Facsimile No.: (212) 455-2502

                              and

                              Reboul, MacMurray, Hewitt, Maynard & Kristol
                              45 Rockefeller Plaza
                              New York, N.Y. 10111
                              Attention: Karen C. Wiedemann
                              Facsimile No.: (212) 841-5725


                  (b)         if to the Stockholders, to:

                              c/o MedCath Incorporated
                          7621 Little Avenue, Suite 106
                          Charlotte, North Carolina  28226
                          Attention: Stephen R. Puckett
                          Facsimile No.: (704) 541-2615

                                    with copies to:

                                    Wilmer, Cutler & Pikering
                                    2445 M. Street, N.W.
                                    Washington, D.C. 20037-1420
                                    Facsimile No.: (202) 663-6363

                  11. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without
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limitation".

                  12. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  13. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  15. Specific Performance; Remedies Cumulative. (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  (b) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the principles of conflicts of law thereof.

                  17. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other

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parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  18. Arbitration. (a) If any dispute, claim or difference arises out of or relates to this Agreement (a "Dispute"), such Dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") effective as of the commencement of the arbitration (the "Rules"), except as such Rules may be modified as provided herein. The arbitration shall be held in Charlotte, North Carolina, unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof. The arbitral tribunal shall be composed of three arbitrators, who shall be experienced commercial litigators admitted to practice law in the State of New York or the State of North Carolina. Parent, on the other hand, and the Stockholders, on the other hand, shall each appoint one arbitrator. If such parties fail to nominate an arbitrator in accordance with the preceding sentence within thirty days from the date when the notice of intention to arbitrate referred to in Rule 6 of the Rules (the "Commencement Notice") has been received by the Respondent (as defined in the Rules) such appointment shall, upon written request by either party to the AAA, be made in accordance with Rule 14 of the Rules. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as chairperson of the arbitration tribunal. If said two arbitrators fail to appoint the chairperson within thirty days from the date of appointment of the second arbitrator, upon written request of either party to the AAA, such appointment shall be made in accordance with Rule 15 of the Rules. The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this Section 18. The arbitration shall be conducted, and the award shall be rendered, in the English language. An arbitrator may not act as an advocate for the party nominating him, and all three arbitrators shall be impartial and unbiased. A majority vote by the three arbitrators shall be required on any decision made by them. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within thirty days after the appointment of the arbitration panel. This agreement to arbitrate shall be binding upon the heirs,

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successors and assigns and any trustee, receiver or executor of any party hereto. Except to the extent required by law or court or administrative order, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the arbitration proceeding or hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing or the award made.

                  (b) Subject to and not in any way limiting the preceding
Section 18(a), each of the parties hereto irrevocably consents and submits to the jurisdiction in any action brought in connection with this Agreement in the United States District Court for the Southern District of New York or for the District of North Carolina, including, but not limited to, any action to enforce an award rendered pursuant to the preceding Section 18(a). Parent hereby appoints CT Corporation System as their agent for service of process in New York.

                  IN WITNESS WHEREOF, Parent, Sub and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.


                                  MCTH ACQUISITION INC.,
                                  a North Carolina corporation


                                  By:
                                  Name:
                                  Title:


                                  MEDCATH HOLDINGS, INC.,
                                  a Delaware corporation

                                  By:
                                  Name:
                                  Date:



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                                  Number of Existing Shares:


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                                  Number of Existing Shares:


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                                  Number of Existing Shares:


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                                  Number of Existing Shares:


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